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FOR IMMEDIATE RELEASE


                         IAT MULTIMEDIA ELIMINATES DEBT

(December 9, 1999, Vogelsang-Turgi, Switzerland) IAT Multimedia, Inc. (Nasdaq:
IATA), announced today that JNC Opportunity Fund Ltd., the sole holder of IAT's convertible debenture, has agreed to convert its entire outstanding indebtedness of over $3 million into 2,451,745 shares of IAT Common Stock. The first conversion in the amount of $2.322 million of debt into 1,872,982 shares of IAT Common Stock has already occurred. The amount converted is the maximum amount currently permitted to be converted under Nasdaq rules. The remaining debt will be converted into an additional 578,763 shares following the closing of IAT's acquisition of Petrini S.p.A. and subject to stockholder approval, thereby eliminating all of the convertible debt.

Neil Chau, Director of JNC commented: "We are excited about IAT's acquisition of Petrini and support management's decision to exit the PC business and focus on a consolidation of the food industry. We have therefore agreed to convert all of our debt to equity and look forward to participating as a shareholder in the significant upside potential of IAT's new business model."

Jacob Agam, Chairman and CEO of IAT, added: "We appreciate JNC's vote of confidence in the Petrini acquisition and the future of our new business. We look forward to building a company that will validate our mutual expectations."

As recently announced, IAT has agreed to acquire 100% of the stock of Petrini S.p.A. Petrini is a producer of pasta and animal feed, and is one of the leading manufacturers of branded products in the Mediterranean food sector. Under the terms of the Stock Purchase Agreement, IAT will issue 48,366,530 shares of the Company's common stock to Gruppo Spigadoro N.V., the sole shareholder of Petrini, subject to adjustment if the anti-dilution provisions of the agreement are triggered. IAT will also assume approximately $20 million of short-term indebtedness of Spigadoro in the acquisition, of which $12.5 million will be convertible into shares of IAT's common stock. In connection with the acquisition of Petrini, IAT plans to sell its current PC and PC peripherals business in order to focus on the Petrini business and Petrini's strategy of consolidating the highly fragmented food and animal feed industries in Italy and elsewhere in Europe. The acquisition is subject to numerous conditions, including approval by IAT's shareholders and receipt of certain regulatory approvals.

Statements in this press release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. Such statements, including those regarding among other things, our strategy, future prospects and results of operations, are dependent on any number of factors, including market conditions, competition and the availability of financing, many of which are outside of our control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in our Securities and Exchange Commission filings under "Risk Factors". In addition, there can be no assurance that the Petrini acquisition will be approved by our shareholders or will be consummated. If consummated, the transaction will subject us to risks relating to the transaction, including the following: following the closing of the acquisition, we will be operating a new business; if we do not successfully sell our computer business, the combined company may be adversely affected; following the acquisition, Vertical Financial Holdings and its affiliates will have substantial voting power; we have agreed to issue a fixed number of shares even though our stock price may fluctuate; our strategy of acquiring other companies for growth may not succeed and may adversely affect our financial condition and results of operations; and other risks.